Exhibit 99.1
NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street,	Listed: AMEX
Investor Relations	Suite 100	Trading Symbol: AMV
AmeriVest Properties Inc.	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800 ext. 118	Fax: (303) 296-7353
kim@amvproperties.com

AMERIVEST PROPERTIES ANNOUNCES SUPPLEMENTAL OPERATING AND FINANCIAL INFORMATION

DENVER, CO, December 17, 2003 – AmeriVest Properties Inc. (AMEX:AMV) reported the release of its Supplemental Operating and Financial Information for the third quarter of 2003.  “This Supplemental Information release is a first for AmeriVest,” said William Atkins, Chairman and Chief Executive Officer.  “As we have grown, the investment community has requested additional information about our company.  With this release, we are pleased to begin providing certain additional information which should help the investment community and analysts better understand and evaluate our financial results.  We expect to further expand the supplemental information we provide in the future as we continue to grow.”  This information is available online at the company’s website, www.amvproperties.com by clicking the Investor Relations link and then the Supplemental Information link.

About AmeriVest Properties Inc.

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Dallas, Denver, Phoenix and Indianapolis.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2002 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.

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